Exhibit 10.1

FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (the “Amendment”) is entered into as of February 19, 2015 (the “First Amendment Date”) by and between SQUARE 1 BANK (“Bank”) and VIVEVE, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of September 30, 2014 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.     Neither party is in breach of the Agreement.

2.     Viveve B.V., a Dutch corporation, is a Subsidiary of Borrower, as that term is defined in the Agreement.

3.     Section 2.1(b) of the Agreement is amended to read as follows:

(b)      Term Loan. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Term Loans to Borrower in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) in three tranches, as follows:

(i)     Tranche 1. Borrower shall request a Term Loan under Tranche 1 in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) as of the Closing Date. The Tranche 1 Advance shall be used to repay Borrower’s indebtedness to Oxford Finance LLC. Bank will credit any proceeds remaining after that payment to Borrower’s account with Bank.

(ii)     Tranche 2. Borrower may request a Term Loan or Term Loans under Tranche 2 in the principal amount of up to One Million Five Hundred Thousand Dollars ($1,500,000), of which (A) $500,000 is available on the First Amendment Date and (B) $1,000,000 is available at any time during the period beginning on the date that (1) Borrower has provided evidence acceptable to Bank of at least 50% enrollment in the OUS Clinical Trial no later than March 9, 2015 and (2) Borrower has provided documentation acceptable to Bank relating to a forthcoming equity round or Bank has had a favorable call with 5am Ventures related to an additional investment in Borrower, in each case relating to an equity financing expected to close by April 15, 2015. The proceeds of the Tranche 2 Advances shall be used for general working capital purposes and for capital expenditures.

(iii)     Tranche 3. Borrower may request a Term Loan or Term Loans under Tranche 3 in the principal amount of up to One Million Dollars ($1,000,000) at any time during the period 1) beginning on the date that Borrower has provided evidence acceptable to Bank of (a) positive interim 3-month results from the OUS Clinical Trial and 2) ending on June 30, 2015.  The proceeds of the Tranche 3 Advances shall be used for general working capital purposes and for capital expenditures.

(iv)     Borrowing Notice. When Borrower desires to obtain a Term Loan, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail or facsimile transmission, to be received no later than 3:30 p.m. Eastern Time on the Business Day prior to the date on which the Term Loan is to be made.  Such notice shall be substantially in the form of Exhibit C.  The notice shall be signed by an Authorized Officer.

(v)     Repayment. Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.3(a) or 2.3(b), as applicable, and shall be payable monthly beginning on the first day of the month following each such Term Loan, and continuing on the first day of each month thereafter for a period of twelve (12) months (the “Interest Only Period”). The principal balance of each Term Loan that is outstanding at the end of the applicable Interest Only Period shall be payable in 30 equal monthly installments of principal, plus all accrued interest, beginning on the first day of the first month following the end of the Interest Only Period, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts outstanding in connection with such Term Loan shall be immediately due and payable. Term Loans, once repaid, may not be reborrowed. Notwithstanding the foregoing, the Interest Only Period for any Term Loans under Tranche 2 shall continue for a period of twelve (12) months from the date of the first Term Loan made under Tranche 2.

(vi)     Prepayment. Borrower may prepay all but not less than all of the Term Loans at any time, provided that Borrower may not reborrow any amount so prepaid, and provided further that upon any prepayment, including any prepayment required because of the occurrence of an Event of Default, Borrower shall pay, in addition to all outstanding principal and accrued interest on the Term Loans and the Final Payment, a prepayment fee equal to 2.0% of outstanding balance of the Term Loans if the prepayment occurs within 18 months of the Closing Date.

4.     Section 6.7 is amended to read as follows:

6.7     Financial Covenants. Borrower shall satisfy the following covenants and meet the following milestones:

(a)     Performance to Plan. Measured on a trailing three-month basis, Borrower shall achieve Revenue of not less than 80% of the following: September 2015: $430,962; October 2015: $1,129,284; November 2015: $1,849,926; and December 2015: $2,191,686. Borrower shall deliver to Bank updated projections approved by Borrower’s Board of Directors for the next fiscal year not less than 30 days prior to the end of Borrower’s current fiscal year.

(b)     OUS Clinical Trial Milestones.

(i)     Receive by March 31, 2015 evidence of full enrollment in the OUS Clinical Trial.

(ii)    Receive by April 15, 2015 evidence of positive 3-month interim data in the OUS Clinical Trial.

(iii)   Receive by January 31, 2016 evidence of positive results from the OUS Clinical Trial.

(c)     Minimum Equity Event. Beginning May 1, 2015, Borrower shall receive New Equity in an amount mutually acceptable to the Board of Directors of Borrower and Bank before Borrower has Remaining Months Cash of 1.5 or less. “Remaining Months Cash” means Borrower’s Cash balance divided by average trailing 3-month Cash Burn. “Cash Burn” means an amount equal to the prior period’s Cash minus the current period’s ending Cash that has been adjusted for any changes to Cash as a result of borrowings and repayments of borrowings, proceeds from the sale of equity and the exercise of stock options or warrants, and paid-in-capital and minority interest. Before Remaining Months Cash is less than 2.5, Borrower shall provide to Bank documents acceptable to Bank related to the New Equity or Bank shall have had a favorable call with 5am Ventures related to an additional investment in Borrower

(d)     New Equity by April 15, 2015. If Borrower receives at least $5,000,000 of New Equity by April 15, 2015, then the milestone in in Section (b)(i) above, shall be amended to read “Receive by May 31, 2015 evidence of full enrollment in the OUS Clinical Trial” and the milestone in Section (b)(ii) above, shall be amended to read “Receive by June 30, 2015 evidence of positive 3-month interim data in the OUS Clinical Trial.

5.     Exhibit D (Compliance Certificate) attached to the Agreement is replaced with Exhibit D attached hereto.

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

6.     Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment.  Executed copies of the signature pages of this Amendment sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

7.     As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)     this Amendment, duly executed by Borrower;

(b)     payment of an amount equal to all Bank Expenses incurred through the date of this Amendment;

(c)     such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

VIVEVE, INC.

By:	/s/ Scott Durbin

Name:	Scott Durbin

Title:	CFO

SQUARE 1 BANK

By:	/s/ Monica Beam

Name:	Monica Beam

Title:	VP

EXHIBIT D

COMPLIANCE CERTIFICATE

[to be provided by Bank]

SQUARE 1 BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

Name(s): VIVEVE, INC.		Date: February 19, 2015

$5,000,000	credited to deposit account No. _____________

Amounts paid to others on your behalf:
$0	to Square 1 Bank on account of facility fee
$______	Legal Fees
$______	Total

Upon consummation of this transaction, this document will also serve as the authorization for Square 1 Bank to disburse the loan proceeds as stated above.

Signature	Signature